EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-208924 and 333-210094 on Form S-3 and in Registration Statements Nos. 333-211967, 333-208876, 333-197706, 333-62780, 333-63186, 333-130605, 333-153202, 333-153770, 333-169961 and 333-181150 on Form S-8 of our reports dated March 1, 2017, relating to the consolidated financial statements of Willis Towers Watson Public Limited Company, and the effectiveness of Willis Towers Watson Public Limited Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Willis Towers Watson Public Limited Company for the year ended December 31, 2016.
/s/ Deloitte LLP
London, United Kingdom
March 1, 2017